Exhibit 99.1

   AptarGroup Reports Record Third Quarter Results; Expands Presence in South
                           America; Declares Dividend

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Oct. 18, 2006--AptarGroup, Inc. (NYSE:ATR) today reported record third quarter results and announced strategic acquisitions in Brazil and Argentina. The Company's Board of Directors also declared a quarterly dividend.

    Third Quarter 2006 Highlights

    --  Set a new quarterly sales record of $404.9 million, up 19%

    --  Achieved record third quarter EPS of $.80 per share

    -- Grew each business segment's results over the prior year - sales to the fragrance/cosmetic and personal care markets were particularly strong

    --  Increased South American footprint with key acquisitions

    --  Repurchased approximately 426,000 shares

    THIRD QUARTER RESULTS

    For the quarter ended September 30, 2006, sales increased 19% to a record $404.9 million from $341.1 million in the prior year. Sales, excluding acquisitions and exchange rate effects, grew approximately 8% while sales from acquired companies added approximately $26.5 million, or 8% of growth, and exchange rate movements added another 3%.

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "I'm pleased to report that each of our business segments generated sales and profit growth. Our strongest performance came from our Beauty & Home segment with increased demand for our innovative dispensing from the fragrance/cosmetic and personal care markets. Overall Beauty & Home segment sales increased 26%, of which 13% came from acquired companies and 4% came from exchange rate movements. In our Closures segment, demand from the food/beverage market and resin cost-related price adjustments helped increase sales over the prior year. Closures segment sales increased 16%, of which 4% came from acquired companies, with 2% coming from changes in exchange rates. Pharma segment sales increased 6%, with 3% coming from changes in exchange rates and the balance mainly from increased sales of our metered dose valves and custom tooling."

    Operating income increased to a record $44.6 million, up 15% from $38.7 million a year ago. The 2006 operating income included a negative impact of $2.1 million related to the expensing of stock options that began in 2006, and the prior year's results included a negative impact of $3 million related to a previously announced Redeployment Program in France. Beauty & Home segment income increased 48% to $18.5 million primarily due to increased product sales to the fragrance/cosmetic and personal care markets, cost containment efforts and the absence of Redeployment Program charges recorded in the prior year. Closures segment income rose 4% to $11.8 million due to stronger product sales and Pharma segment income increased 7% to $21.7 million due to the positive effects of increased product demand.

    Diluted earnings per share increased 16% to $.80 per share compared to $.69 per share in the prior year. Included in 2006 earnings per share is a negative impact of approximately $.04 per share related to stock option expense and included in prior year earnings per share is the negative impact of approximately $.06 per share related to the Redeployment Program. Acquisitions did not have a significant effect on 2006 third quarter earnings per share.

    Siebel added, "Our product, market and geographic diversity, combined with our continuing innovation and cost containment efforts have once again produced solid returns for our shareholders."

    YEAR-TO-DATE RESULTS

    For the year-to-date, sales increased 13% to a record $1.2 billion from $1.0 billion a year ago. Changes in exchange rates had no effect and acquisitions added 7% or $77.8 million to AptarGroup's top line.

    Operating income increased to a record $120.8 million, up 6% from $114.2 million a year ago. The 2006 operating income included a negative impact of $11.3 million related to the expensing of stock options that began in 2006, and the prior year's results included a negative impact of $3 million related to the Redeployment Program mentioned above.

    Diluted earnings per share equaled the prior year amount of $2.10 per share. Included in the 2006 earnings per share is a negative impact of approximately $.20 per share related to stock option expense. The 2005 earnings per share included a positive impact of approximately $.09 per share related to reduced income taxes recorded in the second quarter of 2005 and the negative impact of approximately $.06 per share related to the Redeployment Program. For 2006, acquisitions contributed approximately $.04 per diluted share to earnings.

    SOUTH AMERICAN ACQUISITIONS

    During the third quarter, AptarGroup acquired Augros do Brasil Ltda, a Brazilian injection molder and decorator of aesthetic plastic accessories mainly for the fragrance/cosmetic market, and also acquired the remaining 65% ownership of H. Engelmann S.A.I.C.F. e l., a leading closure supplier in Argentina. The total purchase price for these acquisitions was approximately $15 million including approximately $13 million in cash and $2 million in assumed debt. Combined annual revenue of the two companies is approximately $17 million.

    Commenting on the acquisitions, Siebel said, "We have been a minority owner of H. Engelmann for many years and we can now fully leverage their technical abilities and market reputation to support the growing demands of our closure customers in the Mercosur region. Augros' molding and decorative abilities are complementary to our product offerings and will allow us to better serve our fragrance/cosmetic customers in this growing market."

    OUTLOOK

    Siebel commented, "We anticipate that sales across each of our business segments will continue to improve over prior year levels in the fourth quarter and AptarGroup will report another strong full-year performance. Despite the continued challenges of rising raw material costs, competitive price pressures and increasing customer quality demands, heading into the fourth quarter we are cautiously optimistic about our future profitability. We expect strong customer demand for our innovative dispensing systems and the positive impact from our recent acquisitions to continue. We estimate that diluted earnings per share for the fourth quarter, including the adverse effect of $.04 per share relating to expensing of stock options in 2006, will be in the range of $.67 to $.72 per share compared to $.66 per share in the prior year."

    CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

    The Board of Directors declared a quarterly dividend of $.22 per share, payable November 22, 2006 to shareholders of record as of November 1, 2006. Also, during the quarter, the Company repurchased approximately 426,000 shares of common stock leaving approximately 2.2 million shares authorized for repurchase at the end of the third quarter.

    OPEN CONFERENCE CALL

    There will be a conference call on Thursday October 19, 2006 at 8:00 a.m. CDT to discuss the Company's third quarter results for 2006. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.




                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)

                (In Thousands, Except Per Share Data)
                  CONSOLIDATED STATEMENTS OF INCOME

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                       -----------------------------------------------
                        2006 (1)      2005      2006 (2)      2005
                       ----------- ----------- ----------- -----------

Net Sales                $404,905    $341,084  $1,178,998  $1,041,195
Cost of Sales
 (exclusive of
 depreciation shown
 below)                   274,517     228,742     796,821     699,861
Selling, Research &
 Development and
 Administrative            57,406      49,613     177,863     152,313
Depreciation and Other
 Amortization              28,340      23,985      83,503      74,799
                       ----------- ----------- ----------- -----------
Operating Income           44,642      38,744     120,811     114,222
Other Income/(Expense):
  Interest Expense         (4,479)     (3,025)    (12,186)     (8,789)
  Interest Income           1,012         771       2,753       2,333
  Equity in Results of
   Affiliates                 177         382         420       1,217
  Minority Interests           38          12         (94)         83
  Miscellaneous, net         (219)         (6)     (1,154)       (844)
                       ----------- ----------- ----------- -----------
Income before Income
 Taxes                     41,171      36,878     110,550     108,222
Provision for Income
 Taxes                     12,928      11,948      34,829      31,900
                       ----------- ----------- ----------- -----------
Net Income                $28,243     $24,930     $75,721     $76,322
                       =========== =========== =========== ===========

Net Income per Share -
 Basic                      $0.82       $0.71       $2.17       $2.16
                       =========== =========== =========== ===========
Net Income per Share -
 Diluted                    $0.80       $0.69       $2.10       $2.10
                       =========== =========== =========== ===========

Average Number of
 Shares - Basic            34,646      34,988      34,919      35,282
Average Number of
 Shares - Diluted          35,439      36,010      36,033      36,313

Notes to Condensed Consolidated Financial Statements:
(1) - For the third quarter 2006, the following amounts related to stock option expenses are included in the respective lines of the above table: Cost of Sales ($.2 million), Selling, Research & Development and Administrative ($1.9 million), Income Before Income Taxes ($2.1 million), Net Income ($1.4 million), and Net Income per Share - Basic and Diluted ($.04 per share).

(2) - For the year-to-date 2006, the following amounts related to stock option expenses are included in the respective lines of the above table: Cost of Sales ($.7 million), Selling, Research & Development and Administrative ($10.6 million), Income Before Income Taxes ($11.3 million), Net Income ($7.4 million), and Net Income per Share - Basic and Diluted ($.20 per share).






                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                     CONSOLIDATED BALANCE SHEETS

                                      September 30,    December 31,
                                           2006             2005
ASSETS

Cash and Equivalents                        $168,244         $117,635
Receivables, net                             310,360          260,175
Inventories                                  215,270          184,241
Other Current Assets                          52,228           43,240
                                     ---------------- ----------------
  Total Current Assets                       746,102          605,291
Net Property, Plant and Equipment            576,256          536,820
Goodwill, net                                206,346          184,763
Other Assets                                  27,979           30,445
                                     ---------------- ----------------
Total Assets                              $1,556,683       $1,357,319
                                     ================ ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                      $113,423         $102,103
Accounts Payable and Accrued
 Liabilities                                 270,315          218,659
                                     ---------------- ----------------
  Total Current Liabilities                  383,738          320,762
Long-Term Obligations                        193,021          144,541
Deferred Liabilities                          84,950           82,628
                                     ---------------- ----------------
Total Liabilities                            661,709          547,931
Stockholders' Equity                         894,974          809,388
                                     ---------------- ----------------
Total Liabilities and Stockholders'
 Equity                                   $1,556,683       $1,357,319
                                     ================ ================




                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                         SEGMENT INFORMATION

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
SALES

Beauty & Home            $214,084    $170,833    $623,119    $529,799
Closures                  114,111      97,955     329,571     295,256
Pharma                     79,019      74,400     235,662     223,976
Other                         290         416         902       1,082
                       ----------- ----------- ----------- -----------
Total Sales              $407,504    $343,604  $1,189,254  $1,050,113
                       =========== =========== =========== ===========

INTERSEGMENT
 ELIMINATIONS

Beauty & Home             $(1,684)    $(1,686)    $(7,828)    $(5,661)
Closures                     (303)       (251)       (833)     (1,070)
Pharma                       (387)       (340)       (955)     (1,442)
Other                        (225)       (243)       (640)       (745)
                       ----------- ----------- ----------- -----------
Total Intersegment
 Eliminations             $(2,599)    $(2,520)   $(10,256)    $(8,918)
                       =========== =========== =========== ===========

NET SALES

Beauty & Home            $212,400    $169,147    $615,291    $524,138
Closures                  113,808      97,704     328,738     294,186
Pharma                     78,632      74,060     234,707     222,534
Other                          65         173         262         337
                       ----------- ----------- ----------- -----------
Total Net Sales          $404,905    $341,084  $1,178,998  $1,041,195
                       =========== =========== =========== ===========

SEGMENT INCOME (1)

Beauty & Home             $18,487     $12,473     $54,872     $42,954
Closures                   11,825      11,361      34,548      31,972
Pharma                     21,731      20,234      58,642      56,791
Corporate Expenses and
 Other (2)                 (7,405)     (4,936)    (28,079)    (17,039)
                       ----------- ----------- ----------- -----------
Income before Interest
 and Taxes                 44,638      39,132     119,983     114,678
Less: Interest Expense,
 Net                        3,467       2,254       9,433       6,456
                       ----------- ----------- ----------- -----------
Income before Income
 Taxes                    $41,171     $36,878    $110,550    $108,222
                       =========== =========== =========== ===========

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, stock option and corporate expenses, income taxes and unusual items.

(2) - For the third quarter and year-to-date 2006, Corporate Expenses and Other includes the total amounts related to stock option expenses of $2.1 million and $11.3 million, respectively.

    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424